Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Ares Management, LLC
Dated March 30, 2007, as amended May 21, 2009 and
June 28, 2017
Pursuant to Paragraph 4, the Adviser shall pay the
Sub-Adviser compensation at an annual rate as
follows:
	SEI Institutional Managed Trust
		High Yield Bond Fund
	[REDACTED]*
		Enhanced Income Fund
	[REDACTED]^
*Commencing on June 28, 2017, an offset will be
applied by the Adviser against each monthly
compensation amount to the Sub-Adviser until a
credit in the total amount of [REDACTED] has been
achieved. After that time, compensation shall revert
to the listed annual rate above.
^Commencing on June 28, 2017, an offset will be
applied by the Adviser against each monthly
compensation amount to the Sub-Adviser until a
credit in the total amount of [REDACTED] has been
achieved. After that time, compensation shall revert
to the listed annual rate above.
Agreed and Accepted:
By:							By:

/s/ William T. Lawrence				/s/
Michael D. Weiner
Name: 						Name:

William T. Lawrence
	Michael D. Weiner
Title:
	Title:
Vice President
	Authorized Signatory